Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

First Horizon Corporation

(Exact Name of Registrant as Specified in Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Senior Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Subordinated Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Junior Subordinated Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Common Stock(3)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock(3)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Depositary Shares(3),(4)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Purchase Contracts(5)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Warrants	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Units(6)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts							—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—

(1)	An indeterminate aggregate initial offering price or number of securities of each class is being registered and may be offered and sold at indeterminate prices from time to time by the Registrant and/or by one or more selling security holders to be identified in the future. The selling security holders may purchase the securities directly from the Registrant, or from one or more underwriters, dealers or agents.
(2)	The registrant is deferring payment of all of the registration fees in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.
(3)	Shares of Common Stock, Depositary Shares and Preferred Stock of the registrant may be issuable for separate consideration or upon conversion of other securities registered hereunder.
(4)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.
(5)	Purchase contracts may be sold separately or as parts of units consisting of a purchase contract and other securities registered hereunder, which may or may not be separable from one another.
(6)	Each unit will be issued under a unit agreement or indenture. Because units will consist of a combination of other securities registered hereunder, no additional registration fee will be required for the units